                                                                     EXHIBIT 2.3


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                               PURCHASE AGREEMENT

                                     BETWEEN

                              OMNIPOINT CORPORATION
                                    (SELLER)

                                       AND

                         COOK INLET/VS GSM III PCS, LLC
                                   (PURCHASER)


                            DATED AS OF JUNE 23, 1999


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
               PURCHASE AGREEMENT, dated as of June 23, 1999, by and between Omnipoint Corporation, a Delaware corporation, on its own behalf and on behalf of each of its wholly owned Subsidiaries (hereinafter collectively referred to as "Seller"), and Cook Inlet/VS GSM III PCS, LLC, a Delaware limited liability company ("Purchaser").

               WHEREAS, Seller wishes to sell, assign and transfer to Purchaser certain of Seller's licenses, interests, and other rights owned by Seller in exchange for membership interests in Purchaser, upon the terms and subject to the conditions set forth in this Agreement; and

               WHEREAS, concurrently herewith Seller and VoiceStream Wireless Corporation ("VoiceStream") are entering into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), pursuant to which, among other things, wholly owned subsidiaries of VoiceStream Wireless Holding Corporation, a Delaware corporation, will be merged with and into each of Seller and VoiceStream; and

               WHEREAS, the consummation of the closing under the Reorganization Agreement is conditioned upon the consummation of the Closing under this Agreement, and the consummation of the Closing under this Agreement is conditioned upon the satisfaction or waiver of all conditions set forth in
Article 9 of the Reorganization Agreement.

               NOW, THEREFORE, in consideration of the premises and the respective agreements herein set forth, the parties hereto agree as follows:


                                    ARTICLE 1

                                  Defined Terms

        1.1 (a) Defined Terms. The following terms, as used herein, have the following meanings:

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "Assets" means all of the Licenses, permits and franchises (governmental or otherwise) (other than the FCC Licenses), fixed assets, equipment, Transmission Equipment, assets, properties, interests, maintenance and/or service agreements, business, good will, claims and other rights of Seller of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise, real, personal or mixed, and wherever located, whether or not reflected on the books and records of Seller and whether or not described herein or in any of the schedules delivered or to be delivered to Purchaser hereunder, including, but not limited to, Tangible Personal Property, rights under Contracts (including security deposits thereunder), Receivables, Inventories, Intellectual Property Rights, investments, Warranties, Records, prepaid expenses and advances, but in any case excluding the Excluded Assets.

               "Assumed Liabilities" shall have the meaning specified in Section
3.1 hereof.

               "Assumption Agreement" shall have the meaning specified in
Section 3.3 hereof.

               "BTA" means Basic Trading Area as designated by the FCC.

               "Bill of Sale" shall have the meaning specified in Section 3.4 hereof.

               "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Seattle, Washington or Anchorage, Alaska are authorized or required by law to close.

               "Communications Act" means the Communications Act of 1934 and the Telecommunications Act of 1996 (together with the rules, regulations and published decisions of the FCC).

               "Contracts" means leases (whether for real or personal property), rental agreements, sales and purchase orders, acknowledgments, agreements, permits, maintenance and service contracts, commitments and any and all other contracts or binding arrangements, whether written or oral, express or implied.

               "Delaware Law" means the Delaware General Corporation Law.

               "Excluded Assets" means all Assets of Seller not being sold, assigned or transferred to Purchaser pursuant to Section 2.1.

               "FAA" means the Federal Aviation Administration and any successor agency or body.

               "FCC" means the Federal Communications Commission and any successor agency or body.


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
               "FCC Applications" means all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of the FCC Licenses from Seller to Purchaser contemplated herein.

               "FCC Consent" means an order of the FCC, or by the staff of the FCC acting pursuant to delegated authority, granting its consent to the applications referred to in Section 8.1(b) of this Agreement required to permit the consummation of the transactions contemplated by this Agreement.

               "FCC Consent Date" means the date on which Public Notice is given of the FCC Consent pursuant to the Rule s and regulations of the FCC.

               "FCC Licenses" means the licenses or applications therefor and awards related thereto ("Licenses") issued by the FCC to provide radio telecommunications services using either 15 MHz or 30 MHz of spectrum in the 30 MHz band of spectrum in the "C" block (1895- 1910 MHz/1975-1990 MHz) and the 10 MHz band of spectrum in the "F" block (1890- 1895 MHz /1970-1975 MHz) in various BTAs.

               "Final Order" means an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

               "Governmental Body" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

               "Governmental Consents" means all authorizations, consents, approvals, exceptions or other actions by Governmental Bodies required to consummate the transactions contemplated hereby.

               "Group" means "group," as such term is defined in Rule 13d-3 of the 1934 Act.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


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
               "Indebtedness" of any Person at any date means: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

               "Intellectual Property Rights" means (i) Patents, (ii) Know-how,
(iii) Trademarks, (iv) Trade Names, and (v) shop rights, copyrights, inventions, service marks and all other intellectual property rights, whether registered or not.

               "Inventories" means all inventory and supplies, including, without limitation, inventories of materials, spare parts, work-in-process and finished goods.

               "Know-how" means all trade secrets, know-how (including, without limitation, product know-how and use and application know-how), process, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, computer databases and software, telephone numbers, facsimile numbers, technology and all other information and intangibles, including, without limitation, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, subscriber, customer and supplier lists and similar data.

               "knowledge" means, with respect to any fact, the conscious awareness of such fact by an executive officer (as defined under the 1933 Act) of the relevant Person.

               "Licenses" means all local, municipal, state and federal licenses, franchises, permits, certificates, consents, approvals, waivers, rights and authorizations used or required for use in connection with the utilization of, or business conducted in, the areas covered by the FCC Licenses of Seller being transferred to Purchaser hereunder.

               "Lien" as to any Person, means any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance (including, without limitation rights of first refusal, proxy rights and other similar rights) in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement


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
which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

               "LLC Agreement" means the Limited Liability Company Agreement of Purchaser, which shall be amended to be in the form set forth in Exhibit A hereto immediately prior to the Closing.

               "1933 Act" means the Securities Act of 1933.

               "1934 Act" means the Securities Exchange Act of 1934.

               "Order" means and includes any order, writ, injunction, decree, judgment, award, determination or written direction of any court, arbitrator or Governmental Body.

               "Patents" means patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patents rights (including, without limitation, all claims against third parties for past infringement not heretofore asserted).

               "Permitted Liens" means Easements, rights of way or similar encumbrances on real property which are in the ordinary course and which do not materially affect the value, use and insurability of title of such real property.

               "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Purchaser Material Adverse Effect" means a material adverse effect on the business, financial condition, prospects, assets or results of operations of Purchaser taken as a whole, excluding any such effect resulting from or arising in connection with (A) this Agreement, the transactions contemplated hereby or the announcement thereof, (B) changes or conditions generally affecting the industries in which Purchaser operates or (C) changes in general economic, regulatory or political conditions. For the purposes of Sections 9.1(c) and 9.1(e), Item A of the previous sentence shall not be excluded from the definition of Purchaser Material Adverse Effect.

               "Receivables" shall mean all accounts receivable, claims, notes and other amounts receivable by Seller or which may be claimed by Seller as a result of Seller's business or operations or ownership of the Assets, including, without limitation, all amounts due from customers, subscribers, vendors and employees, together with any unpaid financing charges accrued thereon, whether or not arising in the ordinary course of business, including the proceeds of all of the foregoing received after the date hereof.


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
               "Records" shall mean originals, or, to the extent originals are not available, true and complete copies of all business, accounting and financial records (excluding corporate minute books and records), property records, contract records, personnel records, correspondence, files, books and documents of Seller, including, without limitation, sales, marketing and advertising data and materials, customer and subscriber lists, mailing lists of any and all types, vendor and customer invoices, billing records, software and related documentation, artwork, photographs and advertising material, manuals and teaching aids, and all other records relating to the business of Seller as presently or heretofore conducted.

               "Retained Liabilities" shall have the meaning specified in
Section 3.2 hereof.

               "SEC" means the Securities and Exchange Commission and any successor agency or body.

               "Seller Group" means Seller and Seller Subsidiaries.

               "Seller Material Adverse Effect" means a material adverse effect on the business, financial condition, prospects, assets or results of operations of Seller Group taken as a whole, excluding any such effect resulting from or arising in connection with (A) this Agreement, the transactions contemplated hereby or the announcement thereof, (B) changes or conditions generally affecting the industries in which Seller Group operates or (C) changes in general economic, regulatory or political conditions. For the purposes of Sections 9.1(c) and 9.1(e), Item A of the previous sentence shall not be excluded from the definition of Seller Material Adverse Effect.

               "Seller Subsidiary" means a Subsidiary of Seller.

               "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

               "Tangible Personal Property" means all fixed assets, machinery, equipment, Transmission Equipment, tools, vehicles, furniture, fixtures, leasehold improvements, office equipment, plant, inventory (including, without limitation, Inventories) and other tangible personal property owned by Seller.

               "Trademarks" means trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.


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
               "Trade Names" means trade names, band marks, trade dress, brand names and all other names and slogans embodying Seller's good will for which no trademark registration has been obtained and for which no application is pending.

               "Transmission Equipment" means all cell site towers, fixtures and equipment, microwave towers, fixtures and equipment, transmitting or receiving equipment, antennae, hardware, software, and ancillary and related equipment and facilities used to provide broadband PCS, whether under the GSM standard or otherwise, and to deliver voice, data and related electronic signals between or among cell sites and/or between or among cell sites and the associated switch constituting the interconnection to the landline public switched telephone network.

               "Warranties" means all warranties in favor of Seller with respect to any and all equipment, Transmission Equipment or other personal property heretofore or hereafter sold to Seller and being transferred to Purchaser hereunder.

               Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

               (b) Each of the following terms is defined in the Section set forth opposite such term:


Assumed Liabilities                                     3.1
Assumption Agreement                                    3.3
Closing Date                                        2.3.(a)
Closing                                                 2.3(a)
Due Date                                               7(b)
Purchased Membership Interests                          2.1(a)
Purchaser                                          Preamble
Reorganization Agreement                           Preamble
Schedule I Assets                                       2.2(a)
Schedule 3.1(a) (Schedule I Assumed Liabilities)        3.1
Seller                                             Preamble
VoiceStream Agreement                                  7(a)
VoiceStream Wireless Corporation                   Preamble


               (c) All defined terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

               (d) Unless the context otherwise requires, the terms defined in this Article 1 or elsewhere in this Agreement shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such


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
reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate.


                                    ARTICLE 2

                                    Purchase

        2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller all right, title and interest of Seller in and to the following, free and clear of any and all Liens, subject to the Assumed Liabilities described in Section 3.1.

               (a) The FCC Licenses listed and/or described on Schedule I (the "Schedule I Assets").

        2.2 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement and in consideration for the sale and/or transfer of the FCC Licenses set forth in Section 2.1 and the assumption of the Assumed Liabilities as set forth in Section 3.1, Purchaser hereby agrees to issue, transfer, convey and deliver to Seller, and Seller hereby agrees to accept from Purchaser, all of the Class B membership interests in Purchaser which shall entitle Seller to a Percentage (as defined in the LLC Agreement) of 49.9%, and an initial Capital Account (as defined in the LLC Agreement) of $21.4 million (the "Purchased Membership Interests").

        2.3 Closing.

               (a) Closing Date. Consummation of the transactions contemplated hereby (the "Closing") shall take place, subject to the satisfaction (or express written waiver) of all conditions to the Closing under Article 9 hereof, immediately prior to the Closing of the Transactions contemplated by the Reorganization Agreement. The date on which the Closing takes place shall be referred to herein as the "Closing Date."

               (b) Location. The Closing shall take place at 11:00 A.M. on the Closing Date, at the offices of Friedman Kaplan & Seiler LLP located at 875 Third Avenue, New York, New York 10022 or at such other place as the parties hereto shall agree. At the Closing, the Purchaser shall, upon receipt of assignment of the FCC Licenses and delivery of the Assets to Purchaser, issue to Seller the Purchased


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
Membership Interests and Seller and Purchaser shall execute the LLC Agreement substantially in the form attached hereto as Exhibit A.

        2.4 Bill of Sale. At the Closing, Seller shall execute and deliver one or more bills of sale ("Bill of Sale") and assignments evidencing the sale, transfer and assignment of the Assets and FCC Licenses to Purchaser.


                                    ARTICLE 3

                        Assumption of Certain Liabilities

        3.1 Assumed Liabilities. As further consideration for the purchase by Purchaser of the FCC Licenses being purchased hereunder, Purchaser shall assume and agree to indemnify and hold harmless Seller from and against the obligations and liabilities of Seller listed and/or described on Schedules 3.1(a) ("Schedule I Assumed Liabilities"), (herein referred to as the "Assumed Liabilities"); provided that such Assumed Liabilities shall not exceed the amount that, after netting such Assumed Liabilities against the actual price paid or to be paid to the FCC (approximately $45 million ) for the FCC Licenses, would cause the value of the FCC Licenses to equal, in the aggregate, not less than $21.4 million; provided further that all such Assumed Liabilities shall consist of unsecured debt to an Affiliate of Seller; and provided further that Seller shall contribute cash to Purchaser in an amount equal to any amounts payable to the FCC with respect to any FCC Licenses that remain to be issued as of the Closing Date.

        3.2 Liabilities Not Assumed. Except for the assumption of the Assumed Liabilities, Purchaser shall not be obligated to pay or perform or otherwise be responsible for any liabilities, claims, obligations, judgments, orders, duties or responsibilities of any kind or nature whatsoever, of Seller or of the business of Seller or any of its Affiliates, whether arising before, on or after the date hereof, including, but not limited to, any liabilities or obligations of Seller arising out of this Agreement and any other liabilities or obligations of Seller arising before, on or after the Closing Date (collectively the "Retained Liabilities"). Seller hereby agrees to indemnify and hold harmless Purchaser from all of the Retained Liabilities.

        3.3 Assumption Agreement. At the Closing Purchaser shall execute and deliver an assumption agreement in form and substance satisfactory to Seller and Purchaser (the "Assumption Agreement") and such other instruments in form and substance reasonably satisfactory to Seller and Purchaser in order to evidence Purchaser's assumption of the Assumed Liabilities.


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
                                    ARTICLE 4

                    Representations and Warranties of Seller

               (a) Seller represents and warrants to Purchaser that all representations and warranties made by Seller (referred to as Omnipoint in the Reorganization Agreement) in Article 4 of the Reorganization Agreement are incorporated herein by reference to the same extent as if fully set forth herein; provided that for purposes of Article 4 of this Agreement (i) the term "Agreement" shall also include this Agreement and the term "Transactions" shall also include the transactions contemplated by this Agreement, (ii) all those representations and warranties that relate to corporate or governmental authorization and non-contravention of other agreements shall also be deemed to refer this Agreement and the transactions contemplated hereby, and (iii) the term "Seller" shall be deemed to refer to Seller and each of its wholly owned Subsidiaries.

               (b) Seller represents and warrants to Purchaser that the FCC Licenses being sold, assigned and transferred to Purchaser hereunder and the Assumed Liabilities are all of the FCC Licenses and liabilities associated with the C and F block FCC Licenses owned by Seller (other than those being sold, assigned and transferred to Cook Inlet/VS GSM II PCS, LLC).


                                    ARTICLE 5

                   Representations and Warranties of Purchaser

        Purchaser represents and warrants to Seller as follows:

        5.1 Existence and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under Delaware Law and has all company power and authority required to carry on its business as now conducted and to own, operate and lease its property. Purchaser, has heretofore delivered or made available to Seller a true and complete copy of its limited liability company agreement as currently in effect.

        5.2 Corporate Authorization.

               (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's powers and have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery of this


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
Agreement by Seller, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

               (b) Purchaser has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to it and in its best interest; and (ii) approved this Agreement and the transactions contemplated hereby. No other proceedings on the part of Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.

        5.3 Governmental Authorization.

               (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Body, other than: (i) compliance with any applicable requirements of the Communications Act; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with FAA regulations; (iv) compliance with any applicable requirements of state and local public utility commissions or similar entities; and (v) any actions or filing, the absence of which would not in the aggregate prevent or delay consummation of the transactions contemplated hereby in any material respect, or otherwise prevent Purchaser from performing its obligations under this Agreement in any material respect.

               (b) Purchaser has not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Body, which misstatements or omissions, individually or in the aggregate, could subject any Licenses or authorizations to revocation or failure to renew.

        5.4 Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the limited liability company agreement or other governing instrument of Purchaser (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree; (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Purchaser is entitled under (A) any provision of any agreement or other instrument binding upon Purchaser or (B) any License, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of, Purchaser; or


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
(iv) result in the creation or imposition of any Lien on any asset of Purchaser, other than such exceptions in the case of clauses (ii), (iii) and (iv) as would not be, individually or in the aggregate, reasonably expected to have a Purchaser Material Adverse Effect or materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

        5.5 Capitalization.

               (a) Except for the obligations to Seller hereunder, and any issuances of membership interests to Purchaser's sole member, there are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by Purchaser or other agreements or commitments to which Purchaser is a party of any character relating to the issued or unissued membership interests or other securities of Purchaser, including any agreement or commitment obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests or other securities of Purchaser, to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to Purchaser or to make any payments pursuant to any stock based or stock related plan or award.

        5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement other than as specified in the Reorganization Agreement.

        5.7 Formation and Liabilities. Purchaser was formed on June 21, 1999 for purposes of consummating the transactions contemplated hereby. Other than in connection with the transactions contemplated by this Agreement, Purchaser has taken no actions, incurred no liabilities and conducted no business.


                                    ARTICLE 6

                               Covenants of Seller

        The covenants of Seller (referred to as Omnipoint in the Reorganization Agreement) set forth in Article 6 of the Reorganization Agreement are hereby incorporated herein by reference for the benefit of Purchaser to the same extent as if fully set forth herein; provided, that for purposes of Article 6 of this Agreement, the term "VoiceStream" shall be deemed to refer to Purchaser.


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
                                    ARTICLE 7

                             Covenants of Purchaser

        Purchaser agrees that during the period from the date hereof until the Closing Date it shall not take any action, conduct any business, acquire any assets, incur any liabilities or enter into any Contracts (other than the LLC Agreement or as contemplated by the agreement of even date herewith between Cook Inlet GSM, Inc. and VoiceStream (the "VoiceStream Agreement")), except in connection with or in furtherance of the transactions contemplated hereby.


                                    ARTICLE 8

                        Covenants of Seller and Purchaser

            Each of the parties hereto agree that:

        8.1 Best Efforts.

               (a) Subject to the terms and conditions of this Agreement, each of the parties will use its reasonable best efforts to, and Seller will cooperate with and assist Purchaser, and with respect to matters that are within Seller's power or control will use its best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and
(ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party (including consents of the FAA and other Governmental Bodies) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, Purchaser shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to any material portion of the Assets of Purchaser or any of the Purchaser's business. At Purchaser's request, Seller will commit to and implement any divestiture, hold separate or similar transaction or action with respect to any asset or business of the Seller, which commitment and implementation may, at Seller's option, be conditioned upon and effective as of the Closing Date. Subject to applicable laws relating to the exchange of information, Purchaser and Seller shall have the right to review in advance, and to the extent practicable to consult with each other on, all the information relating to


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
Seller and any of its Subsidiaries or Purchaser, as applicable, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Bodies in connection with the transactions contemplate hereby.

               (b) As promptly as practicable after the execution and delivery of this Agreement, Purchaser and Seller shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of the FCC Licenses of Seller (collectively, the "FCC Applications"). Not later than the tenth Business Day following execution and delivery of this Agreement, Seller and Purchaser will exchange with each other their respective completed portions of the FCC Applications. Not later than the fifteenth Business Day following the execution and delivery of this Agreement, Seller and Purchaser shall file, or cause to be filed, the FCC Applications. If the Closing Date shall not have occurred for any reason within any applicable initial consummation period, as provided in the Reorganization Agreement, and the Reorganization Agreement shall not have been terminated pursuant to Section 10.1 of the Reorganization Agreement, Purchaser and Seller shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or delay either such approval or the consummation of the transfer of the FCC Licenses of Seller. Seller and Purchaser shall each pay one-half (1/2) of any FCC fees, if applicable, in connection with the filing or granting of approval of the FCC Applications. Each of Seller and Purchaser shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications. Seller and Purchaser shall each use all reasonable efforts to prosecute the FCC Applications in good faith and with due diligence before the FCC and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications, including furnishing to the FCC any documents, materials or other information requested by the FCC in order to obtain such FCC approval as expeditiously as practicable.

               (c) Promptly after the date hereof, Purchaser and Seller (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than 10 Business Days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Bodies. Purchaser and Seller shall each pay one-half (1/2) of any fees that may be payable in connection with the filing pursuant to the HSR Act. Purchaser and Seller shall promptly furnish all materials thereafter required by any of the Governmental Bodies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Bodies, as may be required under the HSR Act or other federal antitrust laws for the consummation of the transactions contemplated hereby.

               (d) In addition to the filings required by the HSR Act and the Communications Act, the Parties shall (i) as promptly as possible and in any event within 15 days after the date hereof file with any other applicable Governmental Bodies (including, but not limited to the FAA) the applications and related documents required to be filed by such Governmental Bodies (and prosecute diligently any such applications, including providing such information as such Governmental Bodies may reasonably request) in order to consummate the transactions, (ii) cooperate with each other as may reasonably be requested in connection with the foregoing, and (iii) otherwise use their best efforts to obtain promptly the requested consent and approval of the applications by any applicable Governmental Bodies. Purchaser and Seller shall each pay one half (1/2) of all filing or other Governmental Body filing or grant fees in connection with the applications requesting its consent to the consummation of the transactions contemplated by this Agreement.

        8.2 Public Announcements. So long as this Agreement is in effect, Purchaser and Seller will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated by this Agreement and except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange or NASDAQ may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult with the other party.

        8.3 Further Assurances. At and after the Closing Date, the officers and directors of Purchaser will be authorized to execute and deliver, in the name and on behalf of Seller, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Purchaser or Seller any other actions and things to vest, perfect or confirm of record in Purchaser any and all right, title and interest in, to and under any of the FCC Licenses rights, properties or Assets of Seller or Purchaser acquired or to be acquired by Purchaser as a result of, or in connection with, the transactions contemplated by this Agreement.

        8.4 Notices of Certain Events. Each of Purchaser and Seller shall promptly notify the other of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;


               (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably expected to cause any representation or warranty made by it and contained herein to be untrue or inaccurate in any material respect at any time during the period commencing on the date hereof and ending at the Closing Date;

               (d) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

               (e) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such party, or which relate to the consummation of the transactions contemplated by this Agreement; and

               (f) any event, condition or state of facts which could have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect.


                                    ARTICLE 9

                              Conditions to Closing

        9.1 Conditions to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the Closing are subject to the satisfaction of the following conditions:

               (a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

               (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby;

               (c) all Governmental Consents shall have been obtained and be in effect, and be subject to no limitations, conditions, restrictions or obligations, except for such consents the failure to obtain would not, and such limitations, conditions, restrictions or obligation as would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect or Purchaser Material Adverse Effect;

               (d) no court, arbitrator or Governmental Body shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of Purchaser or Seller after the Closing that would be reasonably expected to have a Purchaser Material Adverse Effect (after giving effect to the transactions contemplated hereby);

               (e) the FCC Consent shall have become a Final Order and shall not contain any conditions with respect to Seller or Purchaser, which conditions would have a Seller Material Adverse Effect or Purchaser Material Adverse Effect; and

               (f) all conditions set forth in Article 9 of the Reorganization Agreement have been satisfied or expressly waived in writing.

        9.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction of the following further conditions:

               (a) (i) Seller shall have performed in all material respects all of its obligations hereunder and under the Reorganization Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or a Seller Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Seller Material Adverse Effect, and (iii) Purchaser shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

               (b) All conditions to the obligations of Seller and VoiceStream to close the Transactions contemplated by the Reorganization Agreement shall have been satisfied or waived, and each of Seller and VoiceStream shall deliver to Purchaser a certificate signed by an executive officer certifying that the closing of the Transactions contemplated by the Reorganization Agreement will occur immediately following the closing of the transactions contemplated herein; provided, however, that if the Transactions contemplated by the Reorganization Agreement do not close immediately after the Closing of the transactions hereunder, the transactions contemplated hereunder shall be void and of no further force and effect.

               (c) All conditions to the obligations of VoiceStream and Cook Inlet GSM, Inc. to close the transactions contemplated by the VoiceStream Agreement shall have been satisfied or expressly waived in writing.

        9.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction of the following further conditions:

               (a) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or a Purchaser Material Adverse Effect or any similar standard or qualification shall be true and correct at and as of the Closing, as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not be reasonably expected to have a Purchaser Material Adverse Effect; (iii) Seller shall have received a certificate signed by an executive officer of Purchaser to the foregoing effect; and (iv) that Cook Inlet GSM, Inc. shall have contributed at least $15 million to the capital of Purchaser.

               (b) All conditions to the obligations of VoiceStream and Cook Inlet GSM, Inc. to close the transactions contemplated by the VoiceStream Agreement shall have been satisfied or expressly waived in writing.


                                   ARTICLE 10

                                   Termination

        10.1 Termination. This Agreement shall be terminated and the transactions contemplated hereby shall be abandoned upon termination of the Reorganization Agreement.

        10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except that the agreements contained in this Section 10.2 and in Section 10.3 shall survive the termination hereof and no such termination shall relieve any party of any liability or damages resulting from any breach by such party of this Agreement.

        10.3 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense whether or not the transactions contemplated hereby are consummated.


                                   ARTICLE 11

                                  Miscellaneous

        11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                if to Purchaser, to:

                Cook Inlet/VS GSM III PCS, LLC
                2525 "C" Street
                Anchorage, Alaska 99503
                Attention:  Craig A. Floerchinger
                Fax: (907) 263-5181

                with copies to:

                VoiceStream Wireless Corporation
                3650 131 Avenue SE
                Bellevue, Washington 98006
                Attention: Alan R. Bender, Esq.
                Fax: (425) 586-8080

                and:

                Friedman Kaplan & Seiler LLP
                875 Third Avenue
                New York, New York  10022
                Attention:  Barry A. Adelman, Esq.
                Fax: (212) 355-6401

                and:

                Cook Inlet Region Inc.
                2525 "C" Street
                Anchorage, Alaska  99503
                Attention:  General Counsel

                Fax: (907) 263-5182

                and:

                Munger, Tolles & Olson LLP
                355 South Grand Ave.
                Los Angeles, California 90071-1560
                Attention: Judith T. Kitano, Esq.
                Fax: (213) 687-3702

                if to Seller, to:

                Omnipoint Corporation
                Three Bethesda Metro Center
                Suite 400
                Bethesda, MD 20814
                Attention: Douglas G. Smith
                Fax: (301) 951-2518

                with copies to:

                Piper & Marbury L.L.P.
                1200 Nineteenth Street, N.W.
                Washington, D.C.  20036
                Attention: Edwin M. Martin, Jr., Esq.
                Fax: (202) 223-2085

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        11.2 Reliance on Representations. Notwithstanding any investigation knowledge or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, or in the Schedules or in any of the documents, certificates or agreements delivered in connection therewith are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated hereby.

        11.3 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date or, except as provided under Section
10.2 of this Agreement, the termination of this Agreement.

        11.4 Amendments; No Waivers.

               (a) Subject to applicable Delaware Law, any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

        11.6 Governing Delaware Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

        11.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Delaware Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

        11.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        11.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

        11.10 Entire Agreement; No Third Party Beneficiaries. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

        11.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Delaware Law or in equity.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      OMNIPOINT CORPORATION


                                      By:
                                         -------------------------------
                                      Name:
                                      Title:


                                      COOK INLET/VS GSM III PCS, LLC

                                      By: Cook Inlet GSM, Inc., its Manager


                                      By:
                                         -------------------------------
                                      Name:
                                      Title:

                                TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----
ARTICLE 1 -- Defined Terms............................................................1
        1.1     (a)    Defined Terms..................................................1


ARTICLE 2 -- Purchase.................................................................8
        2.1     Purchase and Sale.....................................................8
        2.2     Purchase Price........................................................8
        2.3     Closing...............................................................8
        2.4     Bill of Sale..........................................................9

ARTICLE 3 -- Assumption of Certain Liabilities........................................9
        3.1     Assumed Liabilities...................................................9
        3.2     Liabilities Not Assumed...............................................9
        3.3     Assumption Agreement..................................................9

ARTICLE 4 -- Representations and Warranties of Seller................................10

ARTICLE 5 -- Representations and Warranties of Purchaser.............................10
        5.1     Existence and Power..................................................10
        5.2     Corporate Authorization..............................................11
        5.3     Governmental Authorization...........................................11
        5.4     Non-contravention....................................................11
        5.5     Capitalization.......................................................12
        5.6     Finders' Fees........................................................12
        5.7     Formation and Liabilities............................................12

ARTICLE 6 -- Covenants of Seller.....................................................13

ARTICLE 7 -- Covenants of Purchaser..................................................13

ARTICLE 8 -- Covenants of Seller and Purchaser.......................................13
        8.1     Best Efforts.........................................................13
        8.2     Public Announcements.................................................15
        8.3     Further Assurances...................................................15
        8.4     Notices of Certain Events............................................16

                                                                                    PAGE
                                                                                    ----
ARTICLE 9 -- Conditions to Closing...................................................16
        9.1     Conditions to the Obligations of Each Party..........................16
        9.2     Conditions to the Obligations of Purchaser...........................17
        9.3     Conditions to the Obligations of Seller..............................18

ARTICLE 10 -- Termination............................................................18
        10.1    Termination..........................................................19
        10.2    Effect of Termination................................................19
        10.3    Fees and Expenses....................................................19

ARTICLE 11 -- Miscellaneous..........................................................19
        11.1    Notices..............................................................19
        11.2    Reliance on Representations..........................................21
        11.3    Survival of Representations and Warranties...........................21
        11.4    Amendments; No Waivers...............................................21
        11.5     Successors and Assigns..............................................21
        11.6    Governing Delaware Law...............................................21
        11.7    Jurisdiction.........................................................21
        11.8    Waiver of Jury Trial.................................................22
        11.9    Counterparts; Effectiveness..........................................22
        11.10   Entire Agreement; No Third Party Beneficiaries.......................22
        11.11   Captions.............................................................22
        11.12   Severability.........................................................22
        11.13   Specific Performance.................................................23

                                    SCHEDULES

        Schedule Number      Name

        Schedule I           FCC Licenses

        Schedule 3.1(a)      Schedule I Assumed Liabilities

                                 Schedule 3.1(a)


                                      None